Exhibit 99.1
News
NYSE:BWS

 For Immediate Release
Contact: Beth Fagan, VP
Public Affairs 314-854-4093

BROWN SHOE REPORTS AUGUST RETAIL SALES

FOR FAMOUS FOOTWEAR AND NATURALIZER RETAIL

        ST. LOUIS, MISSOURI, September 6, 2001-- Brown Shoe Company, Inc. (NYSE: BWS) today announced August retail sales at Famous Footwear, the company's chain of 910 family footwear stores, rose 2.4 percent to $125,400,000 for the four-week period ended September 1, 2001, compared to $122,500,000 for the same period last year (ended August 26, 2000). Same-store sales for August decreased 3.2 percent.

        Famous Footwear sales for the first 30 weeks of fiscal 2001, were $647,600,000, a 5.6 percent increase compared to $613,500,000 for year-ago period. Same-store sales for the 30 weeks declined 4.4 percent.

        Retail sales at Brown Shoe's domestic Naturalizer retail division, a 316-store chain selling the Naturalizer brand of women's footwear, declined 3.0 percent to $9,700,000 for the month, compared to $10,000,000 last August. Same-store sales for August were down by 0.1 percent. Sales for the first 30 weeks were even with last year at $83,800,000; same-store sales were up 1.5 percent.

MONTH AND YEAR-TO-DATE SALES (millions)

	FY 2001 (9/01/01)	FY 2000 (8/26/00)	% Change	Same-Store % Change	Stores Open 9/01/01 vs. 8/26/00
August-Famous Footwear	$ 125.4	$ 122.5	2.4	(3.2)	910	911
Y-T-D -Famous Footwear	647.6	613.5	5.6	(4.4)

August -Naturalizer	9.7	10.0	(3.0)	(0.1)	316	346
Y-T-D -Naturalizer	83.8	83.8	0.0	1.5

BROWN SHOE REPORTS AUGUST RETAIL SALES

Other Highlights for the month

  Famous Footwear opened five new stores in the following markets:
Lisbon, CT; Fargo, ND; Clarence, NY; Bensalem, PA and Canovanas, Puerto Rico.
  Naturalizer opened one new store in the following market: Rehoboth Beach, DE.

Brown Shoe Reviews Strategy at Wells Fargo Van Kasper Conference Today
Conference to be Web-Cast

        Brown Shoe Company will give a presentation to analysts and investors today at the "Class of 2001 Conference" hosted by Wells Fargo Van Kasper in San Francisco. There, Brown Shoe Chairman and CEO Ron Fromm and Chief Financial Officer Andy Rosen will review the company's progress and previously announced growth strategies.

        Brown Shoe's presentation starts at 4:00 p.m. Pacific Time. The conference is being web-cast at the following URL:

http://on24.com/clients/wells_fargo/conference_010905/schedule.html

        Brown Shoe's presentation slides will be available for one week on its website:
http://www.brownshoe.com/news/news_financial.asp

Safe Harbor Statement Under the Private Securities Litigation Act of 1995: This press release contains certain forward-looking statements that are subject to various risks and uncertainties that could cause actual results to differ materially. These include general economic conditions, competition, consumer apparel and footwear buying trends, and political and economic conditions in Brazil and China, which are significant footwear sourcing countries. Brown Shoe Company, Inc. reports to the Securities and Exchange Commission including its Annual Report on Form 10-K contain detailed information relating to such factors.

Brown Shoe is a $1.7 billion footwear company with worldwide operations. The company operates the Famous Footwear and Naturalizer chains of footwear retail stores and markets leading brands including Naturalizer, LifeStride, Buster Brown, and licensed brands including Dr. Scholl's, Barbie, and other kids' character footwear. Brown Shoe press releases are available through PR Newswire's Company News On-Call service at http://www.prnewswire.com/gh/cnoc/comp/109435.html. Brown Shoe information also is available on the Company's web site at http://www.brownshoe.com